Exhibit 4.1
NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO BORROWER. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.
Original Issue Date: May [_], 2022
Principal Amount: $[      ]
Purchase Price: $[      ]
10.0% CONVERTIBLE NOTE
DUE MAY [_], 2024
THIS CONVERTIBLE NOTE is one of a series of duly authorized and validly issued Notes of Stronghold Digital Mining, Inc., a Delaware corporation (the “Borrower”), having its principal place of business at 595 Madison Avenue, 28th Floor, New York, NY due May [_], 2024 (this note, the “Note” and, collectively with the other notes of such series, the “Notes”).
FOR VALUE RECEIVED, Borrower promises to pay to [     ] maintaining an address at [          ], or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of [      ] million Dollars ($      ) on May [  ], 2024 (the “Maturity Date”) or such earlier date or dates as this Note is required or permitted to be repaid as provided hereunder, and to pay interest, if any, to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.
This Note carries an original issue discount of twenty percent (20%) of the Principal Amount, equal to [     ] million Dollars ($     ) (the “OID”), which is included in the principal balance of this Note. The purchase price of this Note is computed as follows: the Principal Amount minus the OID.
This Note is subject to the following additional provisions:
Section 1.Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:
“Affiliate” means with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.
“Bankruptcy Event” means any of the following events: (a) Borrower or any Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to Borrower or any Subsidiary thereof, (b) there is commenced against Borrower or any Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) days after commencement, (c) Borrower or any Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) Borrower or any Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment, (e) Borrower or any Subsidiary thereof makes a general assignment for the benefit of creditors, (f) Borrower or any Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts or (g) Borrower or any Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Ownership Limitation” shall have the meaning set forth in Section 4(d).
“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
“Certificate of Designation” shall have the meaning set forth in Section 4(b).
“Common Stock” means Class A common stock, par value $0.0001 per share, of Borrower or the class of common stock of any Successor Entity into which Borrower’s Common Stock is converted upon a change of control.
“Conversion Date” shall have the meaning set forth in Section 4(a).
“Conversion Price” shall have the meaning set forth in Section 4(a).
“Conversion Shares” means, collectively, the shares of Series C Preferred Stock issuable upon conversion of this Note in accordance with the terms hereof.
“Event of Default” shall have the meaning set forth in Section 8(a).
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Guarantor” means each Guarantor as defined in the Guaranty Agreement from time to time.
“Guaranty Agreement” means the Guaranty Agreement executed as of the date hereof by each subsidiary of the Borrower in favor of the Holder (subject to the exclusions contained therein).
“Immaterial Subsidiary” means any direct or indirect subsidiary of the Borrower with assets valued in excess of $10,000.
“Interest Payment Due Date” shall have the meaning set forth in Section 2(a).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations, or financial condition of the Borrower and its subsidiaries, taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Note, or (d) the rights or remedies available to the Holder under this Note.
“Mandatory Default Amount” means the sum of (a) the outstanding principal amount of this Note on the date the Mandatory Default Amount is either demanded (if demand or notice is required to create an Event of Default) or otherwise due and (b) all other amounts, costs and expenses due in respect of this Note, including accrued and unpaid interest through the Maturity Date.
“New York Courts” shall have the meaning set forth in Section 9(d).
“Note Register” shall have the meaning set forth in Section 3(b).
“Original Issue Date” means the date of the first issuance of the Notes, regardless of any transfers of any Note or any portion of any Note and regardless of the number of instruments which may be issued to evidence such Notes.
“Other Holders” means holder of Other Notes.
“Other Notes” means Notes nearly identical to this Note issued to Other Holders pursuant to the Purchase Agreement.
“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Purchase Agreement” means the Note and Warrant Purchase Agreement, dated as of May [  ], 2022, between Borrower and the Holders, as amended, modified or supplemented from time to time in accordance with its terms.
“Series C Preferred Stock” refers to the Series C preferred stock, $0.0001 par value per share, of Borrower to be authorized prior to the conversion of this Note into Conversion Shares, consistent with the summary of terms attached hereto as Annex A. For the avoidance of doubt, Series C Preferred Stock shall also refer to any series of preferred stock with similar rights and privileges of any Successor Entity.
“Share Delivery Date” shall have the meaning set forth in Section 4(c)(i).
“Successor Entity” means, as applicable, the surviving Person, or the Person to whom all or substantially all the assets of the Borrower are transferred, following a transaction with Borrower as described under Section 5(n) .
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Common Stock of Borrower is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTCQB, or the OTCQX (or any successors to any of the foregoing).
“Transaction Documents” means the Purchase Agreement and the Notes.
“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported on the OTCQX, OTCQB or OTC Pink Marketplace maintained by the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the volume weighted average price of the Common Stock on the first such facility (or a similar organization or agency succeeding to its functions of reporting prices), or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Notes then outstanding and reasonably acceptable to Borrower, the fees and expenses of which shall be paid by Borrower. For purposes of calculating VWAP over any multiple-day period, the number of shares of Common Stock shall be adjusted for any stock splits, stock combinations, reclassifications or similar transaction.
Section 2.Interest.
(a)Interest Rate. Holder shall be entitled to receive and Borrower shall pay cumulative interest on the outstanding principal amount of this Note at the annual rate of ten (10%) percent. Accrued interest shall be payable quarterly on the 15th day of July, October, January and April of each calendar year beginning on July 15, 2022 and continuing quarterly thereafter until the principal has been paid in full or until the Notes convert into Series C Preferred Stock in accordance with Section 4 hereof or are paid off in full pursuant to Section 6.
(b)Conversion Rights. The Conversion Rights set forth in Section 4 shall remain in full force and effect from the date on which such Conversion Rights first become exercisable pursuant to Section 4 until the earlier of (i) the date on which the Note is paid in full regardless of the occurrence of an Event of Default and (ii) the date on which the Conversion Rights have been fully exercised. This Note shall be payable in full on the Maturity Date, unless previously converted into Series C Preferred Stock in accordance with Section 4 hereof or paid off in full pursuant to Section 6.
(c)Pari Passu. Except as otherwise set forth herein, all payments made on this Note and the Other Notes and all actions taken by Borrower with respect to this Note and the Other Notes shall be made and taken pari passu with respect to this Note and the Other Notes.

(d)Application of Payments. Interest on this Note shall be calculated on the basis of a 360-day year and the actual number of days elapsed. Payments made in connection with this Note shall be applied first to interest that is due and payable on the date of such payment and thereafter to principal.
(e)Manner and Place of Payment. Principal and interest on this Note and other payments in connection with this Note shall be payable at the Holder’s offices as designated above in lawful money of the United States of America in immediately available funds without set-off, deduction or counterclaim. Upon assignment of the interest of Holder in this Note, Borrower shall instead make its payment pursuant to the assignee’s instructions upon receipt of written notice thereof.
Section 3.Registration of Transfers.
(a)Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.
(b)Reliance on Note Register. Prior to due presentment for transfer to Borrower of this Note, Borrower and any agent of Borrower may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither Borrower nor any such agent shall be affected by notice to the contrary.
Section 4.Conversion.
(a)Conversion. Upon Borrower or any Successor Entity (i) achieving a total equity market capitalization of at least four hundred million Dollars ($400,000,000), based on the 20-day VWAP of the Common Stock of Borrower or any Successor Entity and (ii) having at least 60 million shares of Common Stock (as adjusted for stock splits, stock dividends or similar transactions) outstanding, provided the conditions in clauses (i) and (ii) are satisfied on or before September 30, 2022 (the date on which the conditions in clauses (i) and (ii) are both satisfied, the “Conversion Date”), the full amount of principal outstanding and accrued but unpaid interest payable on this Note as of the date preceding the Conversion Date (the “Conversion Amount”) shall automatically, and without any further action on the part of the Holder, convert into a number of shares of Series C Preferred Stock, equal to the Conversion Amount divided by one thousand Dollars ($1,000) (the “Conversion Price”); provided, however, that such automatic conversion shall not occur unless and until the Certificate of Designation has been filed with the Secretary of State (or equivalent state governmental agency) of the state of incorporation of Borrower or Successor Entity, as applicable.
(b)Covenant to Finalize Certificate of Designation. Following the date hereof and prior to the Conversion Date, Borrower and the Holder each covenants to negotiate in good faith the form of the Certificate of Designation to govern the Series C Preferred Stock in accordance with the terms set forth on Annex A hereto, unless otherwise waived in writing by both parties.
(c)Mechanics of Conversion.
(i)Delivery of Certificate Upon Conversion. Not later than three (3) Trading Days after the Conversion Date (the “Share Delivery Date”), Borrower shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the Conversion Shares which, on or after the six (6) month anniversary of the Original Issue Date shall be free of restrictive legends and trading restrictions representing the number of Conversion Shares being acquired upon the conversion of this Note. Upon request by the Holder, Borrower will deliver the Conversion Shares in book-entry form through the book-entry system of Borrower’s transfer agent and registrar in lieu of a physical stock certificate or certificates. On or after the six (6) month anniversary of the Original Issue Date, provided there is a sale of such Conversion Shares either pursuant to Rule 144 or an effective Registration Statement, as the case may be, Borrower shall use its best efforts to deliver any certificate or certificates required to be delivered by Borrower under this Section 4(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions.
(ii)Obligation Absolute. Borrower’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the

Holder or any other Person of any obligation to Borrower or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of Borrower to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by Borrower of any such action Borrower may have against the Holder. In no event shall Borrower effect a conversion while an Event of Default has occurred and is ongoing.
(iii)Reservation of Shares Issuable Upon Conversion. Borrower covenants that it will authorize, reserve and keep available a sufficient number of unissued shares of Series C Preferred Stock for the sole purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the Other Holders), not less than one hundred percent (100%) of the aggregate number of shares of Series C Preferred Stock as shall be issuable upon the conversion of the then outstanding principal amount of this Note at the Conversion Price, assuming such principal amount was not converted through the Maturity Date. Borrower covenants that all shares of Series C Preferred Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.
(iv)Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, Borrower shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.
(v)Transfer Taxes and Expenses. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, Borrower shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of this Note so converted and Borrower shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to Borrower the amount of such tax or shall have established to the satisfaction of Borrower that such tax has been paid.
(d)Holder’s Ownership Limitation.
(i)Notwithstanding anything to the contrary in this Note, but subject to the last paragraph of this Section 4(d), no shares of Common Stock will be issued or delivered upon conversion of any Note, and no Note will be convertible by the Holder thereof, in each case to the extent, and only to the extent, that such issuance, delivery, conversion or convertibility would result in such Holder, or a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) beneficially owning in excess of nine and ninety-nine-one-hundredths percent (9.99%) of the then-outstanding shares of Common Stock (the restrictions set forth in this sentence, the “Ownership Limitation”). For these purposes, beneficial ownership and calculations of percentage ownership will be determined in accordance with Rule 13d-3 under the Exchange Act.
(ii) If any Conversion Shares otherwise due to Holder upon the conversion of the Notes are not delivered as a result of the Ownership Limitation, then the Borrower’s obligation to deliver such Conversion Shares will not be extinguished, and the Borrower will deliver such Conversion Shares as soon as reasonably practicable after the Holder of such Note provides written confirmation to the Borrower that such delivery will not contravene the Ownership Limitation. Any purported delivery of shares of Common Stock upon conversion of any Note will be void and have no effect to the extent, and only to the extent, that such delivery would contravene the Ownership Limitation.
Section 5.Covenants.
(a)Until the indefeasible payment in full of the obligations under this Note, the Borrower shall not permit (a) the sale of any equity interest of Scrubgrass Reclamation, L.P., a Delaware limited partnership, or Panther Creek Power Operating, LLC, a Delaware limited liability company (collectively, the “Power Subsidiaries”), the result of which would cause either one of the Power Subsidiaries to become less than wholly owned direct or indirect subsidiaries of the Borrower, (b) the consummation of a sale of a majority of the assets (tangible and/or intangible) of the Power Subsidiaries, including any power generation assets other than to Borrower or a wholly owned direct or indirect subsidiary of the Borrower, (c) the sale of all or substantially all of the assets of the Borrower and its subsidiaries, taken as a whole, or (d) the sale of assets of the Borrower and its subsidiaries (in each case other than (i) the sale of equipment of the Borrower used in the mining of cryptocurrency and digital currency, including Bitcoin (BTC)) with a value in excess of $500,000 and (ii) a transaction pursuant to which the obligations of the Borrower are assumed in accordance with Section 5(n).
(b)Until the indefeasible payment in full in cash of the obligations under this Note, the Borrower shall not pay any dividends or distributions in respect of the Common Stock of the Borrower.
(c)If any shares of Common Stock to be issued or delivered upon conversion of the Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued or delivered upon conversion, the Borrower shall, to the extent then permitted by the rules and interpretations of the Commission, effect such registration or obtain such approval, as the case may be.
(d)The Borrower shall (i) cause each of its existing subsidiaries on the Closing Date to execute the Guaranty Agreement and (ii) within 30 calendar days of formation of any new subsidiary (other than an Immaterial Subsidiary), cause such subsidiary to become party to the Guaranty Agreement. The Borrower shall not form any subsidiaries (other than Immaterial Subsidiaries) which do not, within the time period set forth in clause (ii) above, become a party to the Guaranty Agreement.
(e)Borrower will furnish (or cause to be furnished) to Holder as soon as the same become available, but in any event (i) within one hundred and twenty (120) days after the close of each fiscal year, audited financial statements reflecting Borrower’s operations during such fiscal year, including without limitation a balance sheet and profit and loss statement, (ii) within forty-five days (45) after the last day of each March, June, September and December (collectively a “Quarter-End”) other than Borrower’s fiscal year-end, management-prepared financial statements including without limitation a balance sheet and profit and loss statement. Borrower shall ensure that all such statements are in reasonable detail, prepared in conformity with GAAP, applied on a basis consistent with that of the preceding year or Quarter-End and accompanied by a certificate of Borrower’s chief financial officer, which certificate shall state that such financial statements fairly present the consolidated financial condition and results of operations (subject to normal year-end adjustments) and (iii) within a reasonable period following any request therefor, such other information regarding the operations, business affairs, and financial condition of the Borrower and its subsidiaries, or compliance with the terms of this Agreement, as the Holder may reasonably request.
(f)The Borrower shall furnish to the Holder prompt written notice of the (i) the Borrower obtaining actual knowledge of the occurrence of any Event of Default; (ii) the receipt by the Borrower of service with respect to, or the Borrower otherwise obtaining actual knowledge of, the filing or commencement of any action, suit, or proceeding by or before any arbitrator or governmental authority against the Borrower or any of its subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, and (iii) the Borrower obtaining actual knowledge of any other development that has had, or could reasonably be expected to have, a Material Adverse Effect. The Borrower shall deliver with each notice delivered under this Section 5(f) a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
(g)The Borrower shall, and shall cause each of its subsidiaries to preserve, renew, and keep in full force and effect its legal existence; provided that a Guarantor may dissolve, liquidate or merge with another entity so long as the successor or survivor of such transaction is a Guarantor.
(h)The Borrower shall, and shall cause each of its subsidiaries to, pay and perform its material obligations before the same become delinquent or in default, including tax liabilities, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) the Borrower or such subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to pay or perform pending such contest could not reasonably be expected to have a Material Adverse Effect.
(i)The Borrower shall, and shall cause each of its subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, except nothing in this Section 5(i) will prevent the Borrower or any of its subsidiaries from discontinuing the operation or maintenance of any such properties if such discontinuance is, in the reasonable judgment of the Borrower, desirable in the conduct of its business and not disadvantageous in any material respect to the Holder and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(j)The Borrower shall, and shall cause each of its subsidiaries to, keep proper books of record and account in accordance with GAAP, prudent accounting practice, and applicable law. The Borrower shall, and shall cause each of its subsidiaries to, permit any representatives designated by the Holder, upon reasonable prior notice and subject to applicable safety rules and regulations, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances, and condition with its officers and, so long as the Borrower has been given reasonable notice thereof and an opportunity to participate in such discussions, independent accountants, all at such reasonable times during the Borrower’s and each of its subsidiaries’ normal business hours (and in a manner so as, to the extent practicable, not to interfere with the normal business operations of the Borrower and each of its subsidiaries or jeopardize any applicable privileges) and as often as reasonably requested.
(k)The Borrower shall, and shall cause each of its subsidiaries to, comply with all laws applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(l)The Borrower shall use the proceeds of the Notes for the general corporate purposes of the Borrower and its subsidiaries.
(m)The Borrower shall, and shall cause each of the subsidiaries to, promptly, upon the request of the Holder (i) correct any material defect or error that may be discovered in this Note or in the execution thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register, and re-register any and all such further acts, deeds, certificates, assurances, and other instruments the Holder may reasonably require from time to time in order to carry out more effectively the purposes of this Note.
(n)The Borrower shall not merge or consolidate with, or transfer all or substantially all of its assets to, any other Person, unless (i) the Borrower is the surviving entity of such merger or consolidation or (ii) if the Borrower is not the surviving Person, the surviving Person resulting from such merger or consolidation, or the Person to whom such assets are transferred, shall expressly assume the obligations of the Borrower hereunder and under the Purchase Agreement and other Transaction Documents pursuant to an assumption agreement or such other instrument in form and substance reasonably satisfactory to the Holders of a majority of the aggregate outstanding principal amounts under this Note and the Other Notes, including the performance and observance of all the covenants and conditions of the Notes and the Purchase Agreement on the part of the Borrower to be performed or observed.
Section 6.Amortization.
(a)Payoff. Beginning on October 1, 2022, if the Notes have not converted into shares of Series C Preferred Stock pursuant to Section 4(a), Borrower shall repay principal of the Notes in quarterly installments in amounts equal to the greater of (i) eight percent (8%) of Borrower’s consolidated revenue from each trailing quarter or (ii) five million, four hundred thousand Dollars ($5,400,000), payable at Borrower’s option in either cash or up to fifty percent (50%) in shares of Common Stock at a twenty percent (20%) discount to the 20-day VWAP in accordance with Section 6(b) below. Borrower shall provide Holder with three days’ notice of its election to make a portion of such payment in shares prior to the start of the 20-day VWAP calculation period.
(b)Payments. The first of such payments shall be calculated based on the revenue of Borrower generated during the period beginning on July 1, 2022 and ending on September 30, 2022. The initial amortization payment will be payable by no later than November 15, 2022, and Borrower may elect to pay up to fifty percent (50%) of such initial amortization payment in shares of Common Stock at a twenty percent (20%) discount to the 20-day VWAP as of the end of the Trading Day preceding the payment date. All subsequent payments shall be paid in cash within thirty (30) days after the end of each quarter, subject to a true-up if revenue for the quarter, as reported in the quarterly unaudited financial statements on Form 10-Q or annual audited financial statements on Form 10-K, as applicable for such quarter, varies from the revenue amount used to calculate such payment. In the event Borrower makes an underpayment, the shortfall shall be paid within fifteen (15) days after the filing of the Form 10-Q or Form 10-K, as applicable.
Section 7.Prepayment.
(a)General. Borrower shall have the right, at its sole election, at any time to prepay or redeem this Note in whole or in part.

Section 8.Events of Default.
(a)“Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):
(i)any default in the payment of (A) the principal amount of the Note or (B) other amounts owing to the Holder, as and when the same shall become due and payable (whether on the Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of a default under clause (B) above, is not cured within five (5) Trading Days after Borrower has become or should have become aware of such default;
(ii)the Borrower shall fail to deliver Conversion Shares to the Holder by the Share Delivery Date as required by Section 4(c)(i) which default is not cured within five (5) Trading Days after the Share Delivery Date;
(iii)Borrower shall fail to observe or perform any other covenant or agreement contained in the Purchase Agreement or this Note, which failure is not cured, if possible to cure, within the earlier to occur of (A) twenty (20) Trading Days after notice of such failure sent by the Holder to Borrower and (B) thirty (30) Trading Days after Borrower has become or should have become aware of such failure;
(iv)a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents, including but not limited to failure to strictly comply with the provisions of the Warrants);
(v)any material representation or warranty made in this Note, any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any Other Holder in connection therewith shall be untrue or incorrect in any material respect as of the date when made or deemed made;
(vi)Borrower or any Subsidiary shall be subject to a Bankruptcy Event;
(vii)Borrower or any Subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (A) involves an obligation greater than two hundred fifty thousand Dollars ($250,000), whether such indebtedness now exists or shall hereafter be created, and (B) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;
(viii)Borrower does not meet the current public information requirements under Rule 144;
(ix)any monetary judgment, writ or similar final process shall be entered or filed against Borrower, any subsidiary or any of their respective property or other assets for more than two hundred fifty thousand Dollars ($250,000), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of ninety (90) calendar days;
(x)any dissolution, liquidation or winding up by Borrower and its subsidiaries, taken as a whole, of a substantial portion of their business;
(xi)cessation of operations by Borrower and its subsidiaries, taken as a whole;
(xii)the failure by Borrower or any material Subsidiary to maintain any material intellectual property rights, personal, real property, equipment, leases or other assets which are necessary to conduct its business (whether now or in the future) which would have a Material Adverse Effect and such breach is not cured with twenty (20) days after written notice to Borrower from the Holder (notwithstanding the foregoing, Borrower may elect in its reasonable business judgment to abandon any intellectual property rights);

(xiii)an event resulting in the Common Stock no longer being listed or quoted on a Trading Market, or notification from a Trading Market that the Borrower is not in compliance with the conditions for such continued quotation and such non-compliance continues for twenty (20) days following such notification;
(xiv)a Commission or judicial stop trade order or suspension from its principal Trading Market;
(xv)the restatement after the date hereof of any financial statements filed by the Borrower with the Commission for any date or period prior to the date hereof and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect. For the avoidance of doubt, any restatement related to new accounting pronouncements or pending SEC Comment Letters shall not constitute a default under this Section;
(xvi)the Borrower effectuates a reverse split of its Common Stock without ten (10) days’ prior written notice to the Holder;
(xvii)a default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of an event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period; or
(xviii)any material provision of any Transaction Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by Borrower or any Subsidiary or any governmental authority having jurisdiction seeking to establish the invalidity or unenforceability thereof, or Borrower or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document.
(b)Remedies Upon Event of Default. Upon any Event of Default, the outstanding principal amount of this Note and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount. Commencing on the Maturity Date and also five (5) days after the occurrence of any Event of Default interest on this Note shall accrue in addition to the ten percent (10%) per annum at an interest rate equal to the lesser of five percent (5%) per annum or the maximum rate permitted under applicable law. Upon the payment in full of the Mandatory Default Amount, the Holder shall promptly surrender this Note to or as directed by Borrower. In connection with such acceleration described herein, the Holder need not provide, and Borrower hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.
Section 9.Miscellaneous.
(a)Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (A) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (B) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to Borrower, to: Stronghold Digital Mining, Inc., 595 Madison Avenue, 28th Floor, New York, NY 10022 Attn: Chief Executive Officer, with a copy by email to (which shall not constitute notice): Vinson & Elkins LLP, 1114 Avenue of the Americas, 32nd Floor, New York, NY 10036, Attn: Daniel M. LeBey, Esq, and (ii) if to the Holder, to: the

address indicated on the front page of this Note, Attn: [●], email [●] with an additional copy by email only to (which shall not constitute notice): [●]
(b)Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of Borrower. This Note ranks pari passu with all Other Notes now or hereafter issued under the terms set forth herein.
(c)Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, Borrower shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to Borrower.
(d)Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.
(e)Waiver. Any waiver by Borrower or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of Borrower or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by Borrower or the Holder must be in writing.
(f)Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.
(g)Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.
(h)Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.
(i)Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.
(j)Amendment. Unless otherwise provided for hereunder, this Note may not be modified or amended or the provisions hereof waived without the written consent of Borrower and the Holders of a majority of the aggregate outstanding principal amounts under this Note and the Other Notes. Notwithstanding the foregoing, any modification, amendment or waiver which (i) forgives or alters the principal amount due hereunder, the rate of interest applicable to the Loans, the due date for any payment hereunder or the maturity thereof, (ii) materially adversely alters or changes any rights of any Holder under this Note or (iii) amends, modifies or waives Sections 4 or 9(j) of this Note must, in each case, be executed by the Borrower and the Holder.
(k)Facsimile Signature. In the event that the Borrower’s signature is delivered by facsimile transmission, PDF, electronic signature or other similar electronic means, such signature shall create a valid and binding obligation of the Borrower with the same force and effect as if such signature page were an original thereof.
*********************
(Signature Pages Follow)

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the _____ day of ________ 2022.
STRONGHOLD DIGITAL MINING, INC.

By:     _________________________________________
Name:
Title:

Annex A
SERIES C PREFERRED STOCK SUMMARY OF TERMS
1.Liquidation Preference: $1000.

2.Coupon: 8% per annum (accruing and payable upon redemption).

3.Borrower Redemption Right: Redeemable in whole or in part at any time at the Borrower’s option.

4.Investor Redemption Rights: If the Borrower’s total equity market capitalization is less than $400,000,000 based on the 2-day VWAP of its common stock at any point after September 30, 2022 (a “Redemption Right Trigger Date”), Investors holding a majority of the outstanding shares of Series C Preferred Stock will have the right, acting on behalf of the holders of all of the outstanding shares of Series C Preferred Stock, to demand at any time during the period from the Redemption Right Trigger Date until September 30, 2023, that the Borrower redeem the outstanding shares of Series C Preferred Stock in equal quarterly increments, commencing with the quarter ended December 31, 2022. Upon receiving the Investors’ redemption notice, the Borrower will redeem the portion of the Investors’ shares of Series C Preferred Stock to be redeemed for each quarter on the 15th day of the month following each calendar quarter end following receipt of the redemption notice (each a “Redemption Date”). Each redemption payment shall include the liquidation preference and the accrued dividends application to the shares being redeemed on such Redemption Date and may be made, at the Borrower’s option and with prior notice to the Investor (the “Notice Date”), in either cash or in shares of Class A Common Stock at a conversion price per share equal to 80% of the 20-day VWAP of the common stock to be calculated following the Notice Date. These rights will accumulate quarterly such that any redemption rights not exercised by Investors in previous quarters will be available in subsequent quarters (i.e., if Investors holding a majority of the outstanding shares of Series C Preferred Stock do not elect to exercise their redemption rights in a quarter they could elect to exercise those redemption rights in a subsequent quarter in addition to such subsequent quarter’s redemption rights).
5.Investor Conversion Right: In the event Investor has exercised its redemption rights under paragraph 4 above, and the Borrower fails to satisfy its redemption obligations in full pursuant to Paragraph 4, the Investor shall have the right to convert all of the unredeemed shares of Series C Preferred Stock into shares of Class A Common Stock at a conversion price per share equal to 80% of the 20-day VWAP of the common stock as of the end of the trading day immediately preceding the redemption date set forth in the Investor’s redemption notice.
6.Ranking: The Series C Preferred Stock will rank, with respect to the rights to the payment of dividends and other distributions and the distribution of assets upon the Borrower’s liquidation, dissolution or winding up, (i) senior to all classes of common stock and any other junior stock that the Borrower may issue in the future and (ii) on parity with the outstanding series of the Borrower preferred stock. The Borrower shall not issue any classes or series of preferred stock that rank senior to the Series C Preferred Stock while any shares of Series C Preferred Stock remain outstanding.
7.No Additional Issuances: No additional shares of Series C Preferred Stock may be issued without the consent of Investors holding a majority of the outstanding shares of Series C Preferred Stock.

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